Exhibit 99.1

Pitney Bowes Announces Full Year and Fourth Quarter 2018 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--February 5, 2019--Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, and data, today announced its financial results for the full year and fourth quarter 2018.

“The fourth quarter and 2018 were important moments in the transformation of our company,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “Revenue grew in 2018, marking the second year of consecutive growth and making the last two years the best revenue growth performance in a decade.”

Full Year 2018:

  Revenue of $3.5 billion, an increase over prior year of 13 percent as reported and 2 percent on a proforma basis
  GAAP EPS of $1.19; Adjusted EPS of $1.16
  GAAP cash from operations of $392 million; free cash flow of $318 million
  Total debt decreased by $565 million versus prior year

Fourth Quarter 2018:

  Revenue of $947 million, an increase over prior year of 3 percent as reported
  GAAP EPS of $0.24; Adjusted EPS of $0.38
  GAAP cash from operations of $103 million; free cash flow of $153 million

Recent Announcements:

  On January 31, 2019, the Company announced that it signed a definitive agreement to sell its SMB direct operations in six smaller European countries to BAVARIA Industries Group AG.
  On February 4, 2019, the Board of Directors authorized an incremental $100 million share repurchase and revised the quarterly dividend to $0.05 on the Company’s common share.

Share Repurchase and Dividend

The Board of Directors authorized an incremental $100 million share repurchase, which brings the total authorization to $121 million, and declared a quarterly cash dividend of $0.05 per common share. The amount of dividend reflects a reduction from the previous quarter’s dividend of $0.1875 per share. The dividend will be payable on March 11, 2019 to stockholders of record on February 15, 2019. In addition, a quarterly cash dividend of $0.53 per share of the Company’s $2.12 convertible preference stock will be payable on April 1, 2019 to stockholders of record on March 15, 2019, and a quarterly cash dividend of $0.50 per share on the Company’s 4 percent convertible cumulative preferred stock will be payable on May 1, 2019 to stockholders of record on April 15, 2019.

“Six years ago, Pitney Bowes was in markets that were declining and our revenue was declining,” said Lautenbach. “Today, roughly half of Pitney Bowes revenue is coming from growth markets. Importantly, Pitney Bowes is winning in those markets and growing revenue as evidenced by the strong growth in our Global Ecommerce segment. Consequently, there are opportunities available for Pitney Bowes to create value for our shareholders and continue to grow. Therefore, it is appropriate for the Company’s capital allocation to evolve. Our new capital allocation policy provides sufficient flexibility for Pitney Bowes to take advantage of these opportunities and at the same time still return capital to our shareholders. I am confident our capital allocation will unlock value for our shareholders.”

Full Year 2018 Results

Revenue totaled $3.5 billion, an increase over prior year of 13 percent as reported and 12 percent at constant currency. On a proforma basis, revenue increased over prior year by 2 percent as reported and 1 percent at constant currency.

GAAP earnings per diluted share (GAAP EPS) were $1.19. Adjusted earnings per diluted share (Adjusted EPS) were $1.16.

GAAP cash from operations was $392 million and free cash flow was $318 million. During the year, the Company used cash to reduce debt by $565 million, return $140 million in dividends to shareholders and to pay $53 million for restructuring payments.

Fourth Quarter 2018 Results

Revenue totaled $947 million, which was an increase over prior year of 3 percent as reported and 4 percent at constant currency.

Commerce Services revenue grew 12 percent. Small and Medium Business (SMB) Solutions revenue declined 7 percent as reported and 6 percent at constant currency. Software Solutions revenue increased 17 percent as reported and 19 percent at constant currency.

GAAP EPS was $0.24. Adjusted EPS was $0.38.

GAAP cash from operations during the quarter was $103 million and free cash flow was $153 million. Compared to the prior year, free cash flow increased by $19 million largely due to the timing of accounts payable and higher net income. This was partly offset by other working capital items. During the quarter, the Company used cash to return $35 million in dividends to shareholders and to pay $14 million for restructuring payments.

The Company’s earnings per share results for the fourth quarter and full year are summarized in the table below*

	Fourth Quarter		Full Year
	2018	2017	2018	2017
GAAP EPS	$0.24	$0.48	$1.19	$1.39
Discontinued Operations	$0.08	($0.07)	($0.13)	($0.21)
GAAP EPS from Continuing Operations	$0.32	$0.41	$1.06	$1.18
Pension Settlement	$0.12	-	$0.12	-
Tax Legislation	($0.11)	($0.21)	($0.20)	($0.21)
Restructuring Charges and Asset Impairments, net	$0.03	$0.09	$0.11	$0.20
Transaction Costs	$0.01	$0.01	$0.01	$0.02
Loss on Extinguishment of Debt	-	$0.01	$0.03	$0.01
State Tax Valuation Allowance – DMT Sale	-	-	$0.01	-
Gain on Sale of Technology	-	-	-	($0.03)
Adjusted EPS	$0.38	$0.32	$1.16	$1.18
* The sum of the earnings per share may not equal the totals above due to rounding.

Fourth Quarter 2018 Business Segment Reporting

The business reporting groups reflect how the Company manages these groups and the clients served in each market.

The Commerce Services group includes the Global Ecommerce and Presort Services segments. Global Ecommerce facilitates global cross-border ecommerce transactions and domestic retail and ecommerce shipping solutions, including fulfillment and returns. Presort Services provides sortation services to qualify large volumes of First Class Mail; Marketing Mail; and Bound and Packet Mail (Standard Flats and Bound Printed Matter) for postal workshare discounts.

The SMB Solutions group offers mailing and shipping solutions, financing, services, and supplies for small and medium businesses to help simplify and save on the sending, tracking and receiving of letters, parcels and flats. This group includes the North America Mailing and International Mailing segments.

Software Solutions provide customer engagement, customer information, location intelligence software and data.

The results for each segment within the group may not equal the subtotals for the group due to rounding.

Commerce Services
($ millions)	Fourth Quarter
Revenue	2018	2017	Y/Y Reported	Y/Y Ex Currency
Global Ecommerce	$304	$263	16%	16%
Presort Services	133	128	4%	4%
Commerce Services	$438	$391	12%	12%

EBITDA
Global Ecommerce	$12	$15	(20%)
Presort Services	24	34	(30%)
Commerce Services	$36	$49	(27%)

EBIT
Global Ecommerce	($4)	$-	>(100%)
Presort Services	17	28	(40%)
Commerce Services	$12	$28	(56%)

Global Ecommerce

Revenue increased from prior year driven by growth in domestic parcel, fulfillment and shipping solutions volumes partially offset by lower cross border volumes. This is the first quarter with Newgistics reporting in both periods. Newgistics revenue grew 23 percent over prior year.

The EBIT loss was driven primarily by investments in market growth opportunities and operational excellence initiatives, higher transportation and labor costs as well as the amortization of acquisition-related intangible assets.

Presort Services

Revenue growth was driven by higher volumes of First Class mail, Standard Class mail and Bound and Packet mail processed. EBIT and EBITDA margins declined from prior year primarily due to higher costs related to the launch of a marketing mail pilot program, as well as higher labor and transportation costs and lower revenue per piece.

SMB Solutions
($ millions)	Fourth Quarter
Revenue	2018	2017	Y/Y Reported	Y/Y Ex Currency
North America Mailing	$321	$340	(6%)	(6%)
International Mailing	91	102	(10%)	(7%)
SMB Solutions	$412	$442	(7%)	(6%)

EBITDA
North America Mailing	$134	$144	(7%)
International Mailing	26	17	49%
SMB Solutions	$160	$162	(1%)
EBIT
North America Mailing	$117	$129	(9%)
International Mailing	22	12	77%
SMB Solutions	$139	$141	(1%)

North America Mailing

The year-over-year decline in recurring revenue streams continues to stabilize and is in-line with the average of the last two quarters. Recurring revenue streams declined largely around rentals, supplies and support services, which was partially offset by growth in financing and business services. Revenue declined in equipment sales largely due to a decline in top of the line products. EBIT and EBITDA margins were lower than prior year due to the decline in revenue partly offset by lower expenses.

International Mailing

Equipment sales and recurring revenue streams both contributed to the revenue decline. The equipment sales decline was driven by weakness in the UK and France, partly offset by growth in Japan. EBIT and EBITDA margins increased versus prior year primarily driven by lower expenses.

Software Solutions
($ millions)	Fourth Quarter
	2018	2017	Y/Y Reported	Y/Y Ex Currency
Revenue	$97	$83	17%	19%
EBITDA	$25	$11	121%
EBIT	$23	$9	155%

Software Solutions

Revenue increased from prior year driven by higher license revenue, primarily in Data and Location Intelligence, strong growth in SaaS revenues, as well as from the implementation of the new revenue recognition standard (ASC 606). Revenue also benefited from growth in smaller deals. EBIT and EBITDA margins increased from prior year largely driven by operating leverage on the higher revenue.

2019 Guidance

The Company expects for the full year 2019:

  Revenue, on a constant currency (CC) basis, to be in the range of 1 percent to 4 percent growth, when compared to 2018.
  Adjusted EPS from continuing operations to be in the range of $1.05 to $1.20.
  Free cash flow to be in the range of $225 million to $275 million. Free cash flow will be impacted by third party leasing initiatives.

The Company’s 2019 guidance has been adjusted for the financial results related to the sale of SMB direct operations in six smaller European countries as a result of the recently signed definitive agreement. The year-to-year revenue comparison will be adversely impacted by approximately $40 million, or 1 percent, as a result of this sale. The Company’s 2019 guidance also considers the incremental expense associated with the current tariff level of 10 percent with China.

In aggregate, these items are expected to adversely impact EPS by approximately $0.04 to $0.05. Additionally, if the current tariff level with China increases to 25 percent, the Company has estimated that this would have an additional adverse impact of approximately $0.04 to $0.06 on EPS results.

The Company’s 2019 guidance reflects the new lease accounting standard (ASC 842), which is not expected to have a material impact on overall 2019 results. Prior years will be recast in the first quarter to conform to the new standard.

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2017 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis. The Company cannot reasonably predict the impact that future changes in currency exchange rates will have on revenue and net income. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments, special contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could, individually or in the aggregate, have a material impact on the Company’s performance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2019 will not change significantly. The Company’s guidance also includes changes in accounting standards implemented at the beginning of the year.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; presort services; office mailing and shipping; location data; and software. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in its disclosures the Company uses certain non-GAAP measures, such as adjusted earnings before interest and taxes (EBIT), adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted earnings per share (EPS), revenue growth on a constant currency basis and free cash flow.

The Company reports measures such as adjusted EBIT, adjusted EPS and adjusted net income to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to dispositions and acquisitions. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, special contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

Segment EBIT is the primary measure of profitability and operational performance at the segment level. Segment EBIT is determined by deducting from segment revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. The Company has also included segment EBITDA as a useful measure for profitability and operational performance, and an additional way to look at the economics of the segments, especially in light of some of the Company’s more recent, larger acquisitions. Segment EBITDA further excludes depreciation and amortization expense for the segment. A reconciliation of segment EBIT and EBITDA to net income can be found in the attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information can be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: declining physical mail volumes; competitive factors, including pricing pressures, technological developments and the introduction of new products and services by competitors; our success in developing new products and services, including digital-based products and services; obtaining regulatory approvals, if required, and the market’s acceptance of these new products and services; changes in postal or banking regulations; changes in, or loss of, our contractual relationships with the United States Postal Service or posts in our other major markets; changes in labor conditions and transportation costs; macroeconomic factors, including global and regional business conditions that adversely impact customer demand, foreign currency exchange rates, interest rates and tariffs; economic tensions between governments and changes in international trade policies, Brexit and other factors as more fully outlined in the Company's 2017 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and twelve months ended December 31, 2018 and 2017, and consolidated balance sheets as of December 31, 2018 and December 31, 2017 are attached

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Revenue:
Equipment sales	$113,393	$127,290	$430,451	$476,691
Supplies	52,451	58,091	218,304	231,412
Software	96,832	83,452	340,855	331,843
Rentals	85,507	94,036	363,057	384,123
Financing	81,274	80,508	314,778	330,985
Support services	74,103	76,736	293,413	299,792
Business services	443,580	396,293	1,561,522	1,068,426
Total revenue	947,140	916,406	3,522,380	3,123,272

Costs and expenses:
Cost of equipment sales	49,253	55,666	181,766	201,116
Cost of supplies	14,308	18,025	60,960	66,302
Cost of software	25,424	24,411	100,681	95,033
Cost of rentals	19,371	20,834	86,330	82,703
Financing interest expense	12,332	12,219	48,857	50,665
Cost of support services	42,276	41,000	168,271	163,889
Cost of business services	363,555	302,162	1,246,084	773,052
Selling, general and administrative (1)	275,835	309,167	1,123,116	1,170,905
Research and development	31,433	30,105	125,588	118,703
Restructuring charges and asset impairments, net	7,438	27,114	27,077	56,223
Other components of net pension and postretirement cost (1)	28,495	1,334	22,425	5,413
Interest expense, net	24,941	31,620	110,900	113,497
Other expense	-	3,856	7,964	3,856
Total costs and expenses	894,661	877,513	3,310,019	2,901,357

Income from continuing operations before taxes	52,479	38,893	212,361	221,915
(Benefit) provision for income taxes	(8,362)	(38,147)	12,383	553
Income from continuing operations	60,841	77,040	199,978	221,362
(Loss) income from discontinued operations, net of tax	(15,856)	12,908	23,687	39,978
Net income	$44,985	$89,948	$223,665	$261,340

Basic earnings (loss) per share attributable to common stockholders (2):
Continuing operations	$0.32	$0.41	$1.07	$1.19
Discontinued operations	(0.08)	0.07	0.13	0.21
Net income	$0.24	$0.48	$1.19	$1.40

Diluted earnings (loss) per share attributable to common stockholders (2):
Continuing operations	$0.32	$0.41	$1.06	$1.18
Discontinued operations	(0.08)	0.07	0.13	0.21
Net income	$0.24	$0.48	$1.19	$1.39

Weighted-average shares used in diluted earnings per share	188,806,855	188,046,578	188,381,647	187,435,080
(1)	Effective January 1, 2018, components of net periodic pension and postretirement costs, other than service costs, are required to be reported separately. Accordingly, for the three and twelve months ended December 30, 2017, $1.3 million and $5.4 million of costs have been reclassified from selling, general and administrative expense to other components of net pension and postretirement cost.

(2)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$866,742	$1,009,021
Short-term investments	56,449	48,988
Accounts receivable, net	455,807	427,022
Short-term finance receivables, net	789,661	828,003
Inventories	41,964	40,769
Current income taxes	5,947	58,439
Other current assets and prepayments	99,332	83,293
Assets of discontinued operations	4,854	334,848
Total current assets	2,320,756	2,830,383

Property, plant and equipment, net	410,114	373,503
Rental property and equipment, net	178,099	183,956
Long-term finance receivables, net	592,165	652,087
Goodwill	1,766,511	1,774,645
Intangible assets, net	227,137	272,186
Noncurrent income taxes	61,420	59,909
Other assets	416,701	540,751
Total assets	$5,972,903	$6,687,420

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,401,635	$1,458,854
Current income taxes	15,165	8,823
Current portion of long-term debt	199,535	271,057
Advance billings	237,529	257,766
Liabilities of discontinued operations	3,276	72,808
Total current liabilities	1,857,140	2,069,308

Deferred taxes on income	295,808	249,143
Tax uncertainties and other income tax liabilities	39,548	102,051
Long-term debt	3,066,073	3,559,278
Other noncurrent liabilities	474,862	519,079
Total liabilities	5,733,431	6,498,859

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	396	441
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	121,475	138,367
Retained earnings	5,416,777	5,229,584
Accumulated other comprehensive loss	(948,426)	(792,173)
Treasury stock, at cost	(4,674,089)	(4,710,997)
Total stockholders' equity	239,472	188,561
Total liabilities and stockholders' equity	$5,972,903	$6,687,420

Pitney Bowes Inc.
Business Segments
(Unaudited; in thousands)

	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
REVENUE
Global Ecommerce	$304,327	$263,403	16%	$1,022,862	$552,242	85%
Presort Services	133,273	127,698	4%	515,795	497,901	4%
Commerce Services	437,600	391,101	12%	1,538,657	1,050,143	47%

North America Mailing	320,945	340,412	(6%)	1,275,025	1,357,405	(6%)
International Mailing	91,478	101,615	(10%)	367,843	384,097	(4%)
Small & Medium Business Solutions	412,423	442,027	(7%)	1,642,868	1,741,502	(6%)

Software Solutions	97,117	83,278	17%	340,855	331,627	3%
Total revenue	$947,140	$916,406	3%	$3,522,380	$3,123,272	13%

EBIT
Global Ecommerce	$(4,345)	$(5)	>(100%)	$(32,379)	$(17,899)	(81%)
Presort Services	16,742	28,045	(40%)	73,768	97,506	(24%)
Commerce Services	12,397	28,040	(56%)	41,389	79,607	(48%)

North America Mailing	117,435	128,567	(9%)	470,268	498,571	(6%)
International Mailing	21,780	12,292	77%	63,820	48,531	32%
Small & Medium Business Solutions	139,215	140,859	(1%)	534,088	547,102	(2%)

Software Solutions	22,644	8,890	>100%	47,094	33,818	39%
Segment EBIT (1)	$174,256	$177,789	(2%)	$622,571	$660,527	(6%)

EBITDA
Global Ecommerce	$11,654	$14,523	(20%)	$28,667	$18,763	53%
Presort Services	23,928	34,158	(30%)	100,606	124,047	(19%)
Commerce Services	35,582	48,681	(27%)	129,273	142,810	(9%)

North America Mailing	134,190	144,431	(7%)	538,518	563,374	(4%)
International Mailing	25,738	17,246	49%	79,962	67,093	19%
Small & Medium Business Solutions	159,928	161,677	(1%)	618,480	630,467	(2%)

Software Solutions	24,860	11,267	>100%	56,634	42,796	32%
Segment EBITDA (2)	$220,370	$221,625	(1%)	$804,387	$816,073	(1%)

Reconciliation of segment EBITDA to net income

Segment EBITDA	$220,370	$221,625		$804,387	$816,073
Less: Segment depreciation and amortization (3)	(46,114)	(43,836)		(181,816)	(155,546)
Segment EBIT	174,256	177,789		622,571	660,527
Corporate expenses	(43,224)	(62,599)		(180,481)	(214,072)
Adjusted EBIT	131,032	115,190		442,090	446,455
Interest, net (4)	(37,273)	(43,839)		(159,757)	(164,162)
Pension settlement	(31,329)	-		(31,329)	-
Restructuring charges and asset impairments, net	(7,438)	(27,114)		(27,077)	(56,223)
Loss on extinguishment of debt	-	(3,856)		(7,964)	(3,856)
Gain on sale of technology	-	-		-	6,085
Transaction costs	(2,513)	(1,488)		(3,602)	(6,384)
Benefit (provision) for income taxes	8,362	38,147		(12,383)	(553)
Income from continuing operations	60,841	77,040		199,978	221,362
(Loss) income from discontinued operations, net of tax	(15,856)	12,908		23,687	39,978
Net income	$44,985	$89,948		$223,665	$261,340
(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment.
(2)	Segment EBITDA is calculated as Segment EBIT plus segment depreciation and amortization expense.
(3)	Includes depreciation and amortization expense of reporting segments only. Does not include corporate depreciation and amortization expense.
(4)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	Y/Y Chg.	2018	2017	Y/Y Chg.

Reconciliation of reported revenue to revenue excluding currency
Revenue, as reported	$947,140	$916,406	3%	$3,522,380	$3,123,272	13%
Currency impact on revenue	6,787	-		(12,797)	-
Revenue, at constant currency	$953,927	$916,406	4%	$3,509,583	$3,123,272	12%

Reconciliation of reported revenue growth to pro forma revenue growth
Revenue, as reported				$3,522,380	$3,123,272	13%
Less: Newgistics revenue included in PBI revenue				555,022	139,794
PBI excluding Newgistics				2,967,358	2,983,478	(1%)
Actual Newgistics revenue, including preacquisition period				555,022	480,018	16%
Proforma revenue				3,522,380	3,463,496	2%
Currency impact on revenue				(12,797)
Proforma revenue, at constant currency				$3,509,583	$3,463,496	1%

Reconciliation of reported net income to adjusted earnings
Net income	$44,985	$89,948		$223,665	$261,340
Loss (income) from discontinued operations, net of tax	15,856	(12,908)		(23,687)	(39,978)
Pension settlement	23,402	-		23,402	-
Restructuring charges and asset impairments, net	6,530	17,813		20,950	37,248
Tax legislation	(20,316)	(38,774)		(36,909)	(38,774)
State tax valuation allowance - Production Mail Business sale	-	-		2,628	-
Transaction costs	1,876	953		2,690	4,052
Loss on extinguishment of debt	-	2,375		5,933	2,375
Gain on sale of technology	-	-		-	(5,605)
Adjusted net income	72,333	59,407		218,672	220,658
Provision for income taxes, as adjusted	21,426	11,944		63,661	61,635
Interest, net	37,273	43,839		159,757	164,162
Adjusted EBIT	131,032	115,190		442,090	446,455
Depreciation and amortization	51,112	49,762		203,293	179,650
Adjusted EBITDA	$182,144	$164,952		$645,383	$626,105

Reconciliation of reported diluted earnings per share to adjusted diluted earnings per share
Diluted earnings per share	$0.24	$0.48		$1.19	$1.39
Loss (income) from discontinued operations, net of tax	0.08	(0.07)		(0.13)	(0.21)
Pension settlement	0.12	-		0.12	-
Restructuring charges and asset impairments, net	0.03	0.09		0.11	0.20
Tax legislation	(0.11)	(0.21)		(0.20)	(0.21)
State tax valuation allowance - Production Mail Business sale	-	-		0.01	-
Transaction costs	0.01	0.01		0.01	0.02
Loss on extinguishment of debt	-	0.01		0.03	0.01
Gain on sale of technology	-	-		-	(0.03)
Adjusted diluted earnings per share	$0.38	$0.32		$1.16	$1.18

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities	$102,660	$165,236		$392,261	$495,813
Net cash (used in) provided by operating activities - discontinued operations	72,278	(10,986)		29,103	(29,006)
Capital expenditures	(50,911)	(49,746)		(191,444)	(168,097)
Restructuring payments	13,898	9,012		52,974	37,454
Reserve account deposits	14,144	13,462		21,008	10,954
Transaction costs paid	961	7,396		14,203	7,396
Free cash flow	$153,030	$134,374		$318,105	$354,514

CONTACT:
Editorial -
Bill Hughes
Chief Communications Officer
203/351-6785

Financial -
Adam David
VP, Investor Relations
203/351-7175